ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY ANNOUNCES 3RD QUARTER 2009 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- November 13, 2009 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product line of wireless modems, today announced sales and results of operations for the three and nine month periods ended September 30, 2009.

EST reported sales for the third quarter of 2009 of $379,269 compared to $606,559 for the same quarter in 2008. Net loss for the third quarter of 2009 was $27,642, or $(0.01) per share, compared with net income of $25,449, or $0.01 per share, for the third quarter of 2008. For the nine-month period, EST recorded a net income of $8,475 or $0.00 per share on sales of $1,351,297 for the nine month period ended September 30, 2009, compared with a net loss of $108,068 or $(0.02) per share on sales of $1,667,605 for the same period in 2008.

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology. Contact EST for more details.

Selected Statement of Operations Information
(Unaudited)
	Three Months Ended		Nine Months Ended
	Sept 30 2009	Sept 30 2008	Sept 30 2009	Sept 30 2008
Sales	$379,269	$606,559	$ 1,351,297	$ 1,667,605
Net income (loss) before tax	(35,142)	33,363	4,475	(125,554)
Net Income (loss)	(27,642)	25,449	8,475	(108,068)
Weighted average common Shares outstanding	5,158,667	5,158,667	5,158,667	5,157,660
Basic Earnings (Loss) per Share	$ (0.01)	$ 0.01	$ 0.00	$(0.02)
Diluted Earnings (Loss) per Share	$ (0.01)	$ 0.01	$ 0.00	$ (0.02)

Selected Balance Sheet Information
(Unaudited)
	Sept 30 2009	December 31, 2008
Cash and cash equivalents	$ 939,181	$ 512,800
Total current assets	2,941,466	2,921,713
Property & equipment (net)	80,615	110,722
Total assets	3,049,721	3,059,875
Total current liabilities	82,357	93,548
Long-term debt	-0-	-0-
Stockholders' equity	2,942,564	2,931,727

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM